As filed with the Securities and Exchange Commission on February 11, 2019
Registration No. 333-
________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
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Philip Morris International Inc.
(Exact name of registrant as specified in its charter)

Virginia	13-3435103
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Park Avenue New York, New York 10017 (917) 663-2000 (Address of Principal Executive Offices)	10017 (Zip Code)
________________________
Philip Morris International Inc. Deferred Profit-Sharing Plan

(Full title of the plan)
________________________
Jerry Whitson
Deputy General Counsel and Corporate Secretary
Philip Morris International Inc.
120 Park Avenue
New York, New York 10017
(Name and address of agent for service)

(917) 663-2000
(Telephone number, including area code, of agent for service)
________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ ]
Emerging growth company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, without par value	3,000,000 shs. (2)	$75.73	$227,190,000	$27,535.43
Total	3,000,000 shs. (2)	$75.73	$227,190,000	$27,535.43

(1)
Estimated solely for the purpose of computing the registration fee and calculated in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices for the common stock reported in the consolidated reporting system on February 6, 2019.

(2)
Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described above.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.
Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.
Not required to be filed with the Commission.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed by the Company with the Commission are incorporated herein by reference and made a part hereof:

(i)
the description of the Company’s Common Stock contained in the Company’s registration statement on Form 10, as amended (File No. 001-33708) filed with the Commission on March 5, 2008 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description;

(ii)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2018;

(iii)
the portions of the Company's Definitive Proxy Statement on Schedule 14A filed with the SEC on March 29, 2018 that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2017;

(iv)	the Philip Morris International Inc. Deferred Profit-Sharing Plan Annual Report on form 11-K for the year ended December 31, 2017; and

(v)	the Company’s reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s Annual Report referred to in Section (ii) above.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Jerry Whitson, the Company’s Deputy General Counsel and Corporate Secretary, has rendered his opinion regarding the validity of securities registered on this Registration Statement.
Mr. Whitson is a full-time employee of an affiliate of the Company but does not participate in the Philip Morris International Inc. Deferred Profit-Sharing Plan. Mr. Whitson beneficially owns or has a right to acquire less than 0.01% shares of the Company’s Common Stock.

Item 6.	Indemnification of Directors and Officers.
The Virginia Stock Corporation Act (the “VSCA”) permits the Company to indemnify its officers and directors in connection with certain actions, suits and proceedings brought against them if they acted in good faith and believed their conduct to be in the best interests of the Company and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The VSCA requires such indemnification when a director entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the Company, and further provides that the Company may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the Company), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or stockholder-adopted by-laws, except an indemnity against willful misconduct or a knowing violation of the criminal law.
The VSCA establishes a statutory limit on liability of officers and directors of the Company for damages assessed against them in a suit brought by or in the right of the Company or brought by or on behalf of stockholders of the Company and authorizes the Company to specify a lower monetary limit on liability in the Company’s articles of incorporation or stockholder approved by-laws; however, the liability of an officer or director shall not be limited if such officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security. The Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) provide that an officer or director or former officer or director of the Company shall be indemnified to the full extent permitted by the VSCA as currently in effect or as hereafter amended in connection with any action, suit or proceeding brought by or in the right of the Company or brought by or on behalf of stockholders of the Company. The Articles of Incorporation further provide for the limitation or elimination of the liability of an officer or director or former officer or director of the Company for monetary damages to the Company or its stockholders in any action, suit or proceeding, to the full extent permitted by the VSCA as currently in effect or as hereafter amended. The Company carries insurance on behalf of its directors and officers.
The Company has entered into an indemnity agreement with each of the members of its Board of Directors (the “Board”) and each of its executive officers. The agreement provides for the mandatory indemnification against liabilities as well as mandatory advancement and reimbursement of all reasonable expenses (in each case subject to limited exceptions) that may be incurred by members of the Board and executive officers in various legal proceedings arising out of their service as directors and executive officers, as permitted by Virginia law and the Articles of Incorporation.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

5.1	Opinion of Jerry Whitson, Deputy General Counsel and Corporate Secretary of Philip Morris International Inc., as to the legality of the securities being registered (filed herewith).

5.2
In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Company hereby confirms that it will submit the Philip Morris International Inc. Deferred Profit-Sharing Plan and undertakes that it will submit all amendments thereto to the Internal Revenue Service (the "IRS") in a timely manner, and that it has made or will make all changes required by the IRS in order to qualify the Philip Morris International Inc. Deferred Profit-Sharing Plan under Section 401 of the Internal Revenue Code.

23.1	Consent of Jerry Whitson, Deputy General Counsel and Corporate Secretary of Philip Morris International Inc. (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers SA, Independent Registered Public Accounting Firm (filed herewith).

24
Powers of Attorney executed by Louis C. Camilleri, Massimo Ferragamo, Werner Geissler, Lisa A. Hook, Jennifer Li, Jun Makihara, Kalpana Morparia, Lucio A. Noto, Frederik Paulsen, Robert B. Polet and Stephen M. Wolf (filed herewith).

99.1	Philip Morris International Inc. Deferred Profit-Sharing Plan (filed herewith).

Item 9.	Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on February 11, 2019.

PHILIP MORRIS INTERNATIONAL INC.

By:	/s/ ANDRÉ CALANTZOPOULOS
Name: André Calantzopoulos
Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, Charles Bendotti, having administrative responsibility of the Philip Morris International Inc. Deferred Profit-Sharing Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 11th day of February 2019.

PHILIP MORRIS INTERNATIONAL INC. DEFERRED PROFIT-SHARING PLAN

By:	/s/ CHARLES BENDOTTI
Name: Charles Bendotti
Title: Senior Vice President, People & Culture
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ANDRÉ CALANTZOPOULOS (André Calantzopoulos)	Director, Chief Executive Officer (Principal Executive Officer)	February 11, 2019

/s/ MARTIN G. KING (Martin G. King)	Chief Financial Officer (Principal Financial Officer)	February 11, 2019

/s/ ANDREAS KURALI (Andreas Kurali)	Vice President and Controller (Principal Accounting Officer)	February 11, 2019

LOUIS C. CAMILLERI, MASSIMO FERRAGAMO, WERNER GEISSLER, LISA A. HOOK, JENNIFER LI, JUN MAKIHARA, KALPANA MORPARIA, LUCIO A. NOTO, FREDERIK PAULSEN, ROBERT B. POLET, STEPHEN M. WOLF	Directors

By: /s/ ANDRÉ CALANTZOPOULOS (André Calantzopoulos, Attorney-in-Fact)		February 11, 2019